UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2016

INTERCEPT PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35668	22-3868459
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 W. 15th Street, Suite 505 New York, New York		10011
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 747-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 7, 2016, Intercept Pharma Europe Ltd. (“IPEL”), a subsidiary of Intercept Pharmaceuticals, Inc. (the "Company"), entered into an employment agreement (the “Agreement”) with Lisa Bright, President, International.

Pursuant to the Agreement, Ms. Bright shall (i) receive a base salary of £300,000; (ii) be eligible for an annual cash bonus of up to 50% of her base salary; (iii) receive a car allowance of £14,160 per year; (iv) receive a maximum of £1,080 per month in reasonable travel costs; and (v) be eligible to participate in the Company’s benefits plans. Ms. Bright also received an award of 11,725 shares of restricted stock awards under the Company’s 2012 Equity Incentive Plan (the “Plan”). The vesting of the restricted stock awards is conditions on the satisfaction of certain performance criteria.

Ms. Bright’s employment will continue until it is either terminated by Ms. Bright or IPEL by giving six months’ written notice. In the event Ms. Bright’s employment is terminated by IPEL without equity cause or by Ms. Bright for equity good reason, IPEL shall provide Ms. Bright with cash severance (“Cash Severance”) equal to (i) a payment equal to 12 months of her base salary and either continue to provide her benefits (comprising car allowance, pension contributions, private medical insurance and life assurance but not bonus or other benefits) or the value thereof to which Ms. Bright was entitled for a 12 month period, less (ii) any payment made by way of payment in lieu of notice, less (iii) any salary paid or benefits provided in relation to any period during which she is placed on garden leave.

If Ms. Bright terminates her employment for equity good reason or if she is terminated by IPEL without equity cause, all time-based unvested stock options and other equity awards that would have otherwise vested within one year of Ms. Bright’s termination shall vest, and Ms. Bright shall have until the earlier of the expiration date of the option or one year from her date of termination to exercise all vested options unless the stock plan pursuant to which the option is granted requires earlier termination. In the event that Ms. Bright is terminated for equity cause or she terminates her employment without equity good reason, or if she is terminated by reason of disability, all unvested equity awards and stock options will immediately be forfeited and all vested options will be exercisable for up to 90 days following termination unless the stock plan pursuant to which the option is granted requires earlier termination.

In the event of the termination of Ms. Bright’s employment is in anticipation of, and/or within 12 months following, a change in control, all of Ms. Bright’s time-based unvested equity awards and stock options will immediately become fully vested and all of her vested stock options will be exercisable for a period of one year following the effective date of termination, unless the provisions contained in the Plan require earlier termination in connection with a liquidation or sale of the Company.

The Agreement also provides for a trial period that will run through December 31, 2016 (the “Trial Period End Date”). In the event that Ms. Bright gives notice to terminate her employment on or prior to the Trial Period End Date, she is entitled to receive (i) the relevant amount of base salary (which salary is based on the Cash Severance provision, less any base salary payment made by way of payment in lieu of notice or any base salary payment made to Ms. Bright while she was on garden leave); (ii) certain benefits as specified in the Agreement; and (iii) a discretionary bonus payment for the 2016 bonus year which is subject to a pro rata reduction in proportion to the period of the bonus year that Ms. Bright remained employed by IPEL and during which she was not on garden leave.

In the event that IPEL gives notice to terminate the Agreement without equity cause on or prior to the Trial Period End Date, Ms. Bright shall be entitled to receive (i) the relevant amount of base salary (which salary is based on the Cash Severance provision, less any base salary payment made by way of payment in lieu of notice or any base salary payment made to Ms. Bright while she was on garden leave); (ii) certain benefits as specified in the Agreement; and (iii) a discretionary bonus payment for the full 2016 bonus year and a prorated bonus for 2017. The performance criteria under Ms. Bright’s performance-vesting restricted stock awards will be permitted to be satisfied through the Trial Period End Date. In this situation, IPEL may not terminate Ms. Bright with payment in lieu of notice through the Trial Period End Date.

Receipt of the severance benefits described above is conditioned upon Ms. Bright entering into a release of claims with us and the release becoming effective and irrevocable within 60 days after termination.

Under the Agreement, “equity cause” for termination shall be deemed to exist upon a good faith finding that (i) Ms. Bright has engaged in material dishonesty, willful misconduct or gross negligence, (ii) Ms. Bright has breached or threatened to breach an agreement between herself and IPEL related to intellectual property, non-disclosure or non-solicitation of IPEL’s employees or customers, (iii) Ms. Bright has materially breached the Agreement and failed to cure such breach within thirty (30) days after receipt of written notice of such breach of written notice from IPEL, or (iv) Ms. Bright’s conviction or entry of nolo contendere to any crime involving fraud, bribery, embezzlement or any other criminal offense. Under the Agreement, “equity good reason” is defined as a material diminution in duties, position, responsibilities or reporting requirements other than as specified in the Agreement, a relocation of Ms. Bright’s place of employment by more than 50 miles, or any material breach by IPEL of the Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERCEPT PHARMACEUTICALS, INC.

Dated: October 13, 2016	/s/ Mark Pruzanski
Mark Pruzanski, M.D. President and Chief Executive Officer